Exhibit 5.2

November 6, 2009

File No. 229731

Barrick Gold Corporation

BCE Place, Suite 3700

161 Bay Street

Toronto, ON M5J 2S1

Ladies and Gentlemen:

Barrick Gold Corporation and Barrick (PD) Australia Finance Pty Ltd—Exchange Offer

We are acting as Ontario counsel to Barrick Gold Corporation (the “Parent”) and Barrick (PD) Australia Finance Pty Ltd (“BPDAF”) in connection with the issuance of US$400,000,000 aggregate principal amount of BPDAF’s 4.95% Notes due 2020 (the “2020 Notes”) and US$850,000,000 aggregate principal amount of BPDAF’s 5.95% Notes due 2039 (the “2039 Notes”, and together with the 2020 Notes, the “Notes”). The Notes are unconditionally and irrevocably guaranteed (the “Guarantees”) by the Parent. The Parent has, in respect of the Guarantees, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form F-9 and BPDAF has, in respect of the Notes, filed with the Commission a Registration Statement on Form F-4. The combined Registration Statements on Forms F-9 and F-4 (the “Registration Statement”) relate to BPDAF’s offer to exchange the Notes and related Guarantees for all US$400,000,000 aggregate principal amount of its outstanding 4.95% Notes due 2020 (the “Outstanding 2020 Notes”) and all US$850,000,000 aggregate principal amount of its 5.95% Notes due 2039 (the “Outstanding 2039 Notes”, and together with the Outstanding 2020 Notes, the “Outstanding Notes”) as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”). The Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the “Indenture”) dated as of October 16, 2009 among the Parent, BPDAF and The Bank of New York Mellon, as trustee (the “Trustee”).

We have examined the Registration Statement including the Prospectus, the Indenture, such corporate records of the Parent, such certificates of officers of the Parent, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below.

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For the purposes of this opinion, we have not reviewed the minute books or other corporate records of the Parent or BPDAF (other than the articles and bylaws of the Parent). As to the opinion expressed in paragraphs 1 below (insofar as it relates to all necessary corporate action having been taken by the Parent or to authorization of a particular act, document or thing by or on behalf of the Parent), we have relied, without independent investigation or verification, solely on a certified copy of (i) the applicable resolutions of the board of directors of the Parent and (ii) the articles (and any amendments thereto) and the by-laws of the Parent.

For the purposes of the opinions expressed below, we have assumed (without independent investigation or verification):

(a)	the genuineness of all signatures (whether on originals or copies of documents);

(b)

the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(c)	the legal capacity of all natural persons;

(d)

that the Indenture has been duly authorized, executed and delivered by, and is a legal, valid and binding obligation of, and is enforceable in accordance with its terms against, each party thereto other than the Parent; and

(e)

to the extent any obligation under the Indenture and the Guarantees is to be performed in any jurisdiction other than the Province of Ontario, such performance will not be illegal under the laws of such jurisdiction.

The opinions expressed herein are limited to applicable laws of the Province of Ontario and the federal laws of Canada applicable in such province (collectively, “Ontario Law”). We express no opinion as to any laws, or matters governed by any laws, other than Ontario Law.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Indenture and the Guarantees have been duly authorized by all necessary corporate action on the part of the Parent.

2. The Indenture has been duly executed and delivered by the Parent, to the extent such execution and delivery are matters governed by the laws of the Province of Ontario.

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3. When the Notes are issued, executed and delivered by BPDAF and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Guarantees will be validly issued, executed and delivered by the Parent, to the extent such execution and delivery are matters governed by the laws of the Province of Ontario.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP